Investor Relations	Media Relations
Jeremiah Sisitsky	Matt Buckley
RSA Security Inc.	RSA Security Inc.
(781) 515-6065	(781) 515-6212
jsisitsky@rsasecurity.com	mbuckley@rsasecurity.com

RSA Security Announces Inquiry Into Stock Option Practices
BEDFORD, Mass., May 19, 2006 – RSA Security Inc. (NASDAQ: RSAS) today announced that it has received a letter of inquiry from the Securities and Exchange Commission requesting documents related to the Company’s stock option grants and stock option practices. The SEC staff has noted that this letter should not be construed as an indication by the Commission or its staff that any violation of law has occurred. The Company intends to cooperate fully with the SEC in this matter.
RSA Security was one of a number of companies identified recently in a third-party report regarding an analysis related to the timing and pricing of stock option grants for the years 1997 to 2002. The report highlighted options granted by the Company on three specific dates during the period of October 1997 to November 2000.
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